Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380

Summit Midstream Partners, LP Announces $255.0 Million Drop Down
Acquisition and Reports First Quarter 2015 Financial Results

•	SMLP announces $255.0 million drop down acquisition of the Polar & Divide system in the Williston Basin from Summit Investments

•	The drop down transaction is expected to be immediately accretive

•	Drop down transaction includes an option for SMLP to acquire the Stampede Lateral, a crude oil pipeline development project currently underway in the Williston Basin, for $35.0 million

•	SMLP reports first quarter 2015 adjusted EBITDA of $50.0 million and adjusted DCF of $36.0 million

•	SMLP increases 2015 adjusted EBITDA guidance to a new range of $210.0 million to $225.0 million

The Woodlands, Texas (May 6, 2015) - Summit Midstream Partners, LP (NYSE: SMLP) announced today that its wholly owned subsidiary, Bison Midstream, LLC (“Bison Midstream”), will acquire the equity interests of certain subsidiaries of Summit Midstream Partners, LLC (“Summit Investments”) for total cash consideration of $255.0 million, subject to customary purchase price adjustments (the “Acquisition”). The assets to be acquired in the Acquisition include certain crude oil and produced water gathering systems and transmission pipelines located in the Williston Basin (the “Polar & Divide system”). Subject to the achievement of certain development milestones, SMLP will also have a six-month option to acquire a crude oil transmission project currently under development in the Williston Basin (the “Stampede Lateral”) from a subsidiary of Summit Investments for $35.0 million. The Acquisition is expected to close before May 31, 2015.
SMLP also announced today its financial and operating results for the three months ended March 31, 2015. SMLP reported adjusted EBITDA of $50.0 million and adjusted distributable cash flow of $36.0 million for the first quarter of 2015 compared to $46.6 million and $34.3 million, respectively, for the first quarter of 2014. SMLP reported net income of $1.7 million for the first quarter of 2015 compared to net income of $6.4 million for the first quarter of 2014. Volume throughput averaged 1,583 million cubic feet per day (“MMcf/d”) in the first quarter of 2015 compared to 1,311 MMcf/d in the first quarter of 2014, an increase of 20.7%, primarily due to increased throughput on the Mountaineer Midstream, DFW Midstream, and Bison Midstream systems.
Steve Newby, President and Chief Executive Officer commented, “With today’s announcement, SMLP continues to execute its drop down strategy which includes more than $800 million of drop down transactions over the past two years. This transaction will be immediately accretive to SMLP’s distributable cash flow on a per-unit basis, and is expected to represent a source of growth and development opportunity for SMLP for many years to come. In addition to further diversifying SMLP by customer, commodities handled, basins served, and services provided, this transaction also broadens SMLP’s operating capabilities with crude oil and produced water gathering assets located in the Williston Basin with high-quality customers such as Whiting Petroleum and SM Energy.
SMLP reported strong first quarter 2015 operating and financial performance reflecting higher year-over-year volume throughput across our Marcellus Shale, Williston Basin, and Barnett Shale segments, despite a weak commodity price backdrop. As a result of this strong financial performance, SMLP delivered its tenth consecutive quarterly distribution increase to unitholders, growing the first quarter 2015 distribution per limited partner unit by 13.0% over the first quarter of 2014, while generating a distribution coverage ratio of 1.01x.”
Overview of the Polar & Divide System
The Polar & Divide system includes more than 295 miles of crude oil and produced water pipelines, spanning throughout the central and western parts of Williams and Divide counties in North Dakota, from the Missouri River to the Canadian border. The Polar & Divide system is underpinned by long-term, fee-based gathering agreements with multiple producers, including anchor customers, Whiting Petroleum Corp. and SM Energy Company. Several of these gathering agreements include rate redetermination mechanisms which effectively serve to protect future cash flows by resetting the gathering rate upward in the future in the event that the customer does not attain certain minimum production thresholds.

EX 99.1-1

The Polar & Divide system began operating in May 2013 and currently has a maximum aggregate throughput capacity of 80,000 barrels per day (“bbls/d”) of crude oil and produced water. In the first quarter of 2015, the Polar & Divide system gathered over 48,000 bbls/d of crude oil and produced water from pad sites, central receipt points, and truck unloading stations, an increase from approximately 33,500 bbls/d for the year ended December 31, 2014. Crude oil is currently delivered to the COLT Hub in Epping, North Dakota and produced water is delivered to producer-owned and third-party injection wells located throughout the Williston Basin. Two development projects are currently underway to provide customers of the Polar & Divide system with additional delivery points for crude oil, including (i) an interconnect with Enbridge’s North Dakota Pipeline System, which is included in the Acquisition, and (ii) the Stampede Lateral, which is being developed by a subsidiary of Summit Investments to interconnect with Global Partners LP’s (“Global”) Basin Columbus rail terminal near Columbus, North Dakota.
The Stampede Lateral is a greenfield development project which includes the construction of a 46-mile, 10-inch diameter crude oil transmission pipeline with throughput capacity of 50,000 bbls/d to Global’s Basin Columbus rail terminal. The Stampede Lateral is underpinned by a long-term contract with Global, including minimum volume commitments, and is expected to be placed into service in the fourth quarter of 2015. This project is expected to be acquired by SMLP before the end of July 2015.
Based on 2016 projected EBITDA, SMLP is acquiring the Polar & Divide system, assuming exercise of the $35.0 million Stampede Lateral option and approximately $75 million of growth capital expenditures through the fourth quarter of 2016, at a 7.8x acquisition multiple.
The terms of the Acquisition were approved by the board of directors of SMLP’s general partner and by the board of directors’ conflicts committee, which consists entirely of independent directors. The conflicts committee engaged Evercore Partners to act as its independent financial advisor and to render a fairness opinion, and Akin Gump Strauss Hauer & Feld, LLP to act as its legal advisor.
Because of the common control aspects in a drop down transaction, the Acquisition is expected to be deemed a transaction between entities under common control and, as such, will be accounted for on an “as if pooled” basis for all periods in which common control existed. Upon closing the Acquisition, SMLP’s financial results will retrospectively include the financial results attributable to the Polar & Divide system for all periods beginning after February 15, 2013.
First Quarter 2015 Segment Financial Results
Marcellus Shale Segment
The Mountaineer Midstream gathering system provides SMLP’s midstream services for the Marcellus Shale reportable segment. Segment adjusted EBITDA totaled $6.5 million for the first quarter of 2015, up 68.3% over the comparable period in 2014 primarily due to higher volume throughput across the Mountaineer Midstream as well as MVC payments received in the first quarter of 2015 related to the recently completed Zinnia Loop project. General and administrative (“G&A”) expenses totaled $0.1 million in the first quarter of 2015 compared to $0.5 million in the first quarter of 2014. This lower G&A expense is primarily related to a decision that SMLP made in the first quarter of 2015 to discontinue allocating certain corporate overhead expenses to the reportable segments, as had been our practice in prior periods.
Volume throughput on the Mountaineer Midstream system averaged 547 MMcf/d in the first quarter of 2015, up 91.3% over the first quarter of 2014, and up 19.2% over the fourth quarter of 2014. Volumes throughput continued to increase during the first quarter of 2015 as Antero Resources Corp. continued to connect new wells upstream of the Mountaineer Midstream system.
Williston Basin Segment
The Bison Midstream gathering system provides SMLP’s midstream services for the Williston Basin reportable segment. Segment adjusted EBITDA totaled $5.3 million for the first quarter of 2015, up 14.1% over the comparable period in 2014 primarily due to higher volume throughput across the Bison Midstream system, partially offset by lower commodity prices. Segment adjusted EBITDA for the first quarter of 2015 also benefitted from the aforementioned decision by SMLP to discontinue allocating certain corporate overhead expense to the reportable segments in the first quarter of 2015.

EX 99.1-2

Volume throughput on the Bison Midstream system averaged 18 MMcf/d in the first quarter of 2015, up 50.0% over the first quarter of 2014, and down 18.2% from the fourth quarter of 2014. Volume throughput declined relative to the fourth quarter of 2014 primarily due to system interruptions associated with the commissioning of a new compressor station, natural declines from existing wells and limited new drilling activity during the quarter. Declining crude oil, NGL and natural gas prices also negatively impacted the margins associated with Bison Midstream’s percent-of-proceeds contracts during the first quarter of 2015.
Barnett Shale Segment
The DFW Midstream gathering system provides SMLP’s midstream services for the Barnett Shale reportable segment. Segment adjusted EBITDA totaled $16.8 million for the first quarter of 2015, up 11.5% over the comparable period in 2014 primarily due to higher volume throughput. Segment adjusted EBITDA for the first quarter of 2015 also benefitted from the aforementioned decision by SMLP to discontinue allocating certain corporate overhead expense to the reportable segments in the first quarter of 2015.
Volume throughput on the DFW Midstream system averaged 403 MMcf/d in the first quarter of 2015, up 15.8% over the comparable period in 2014, and up 8.3% over the fourth quarter of 2014. Volume throughput growth was driven primarily by the connection of new wells on several pad sites in December 2014 that had been temporarily shut-in for drilling and completion activities during most of 2014.
Piceance Basin Segment
The Grand River gathering system provides SMLP’s midstream services for the Piceance Basin reportable segment. Segment adjusted EBITDA totaled $27.2 million for the first quarter of 2015, up 6.5% over the comparable period in 2014 primarily due to increased MVC shortfall payment adjustments from certain of our Grand River customers and a full quarter of cash flow contribution from the DeBeque Processing Plant, which was commissioned in March 2014. Segment adjusted EBITDA for the first quarter of 2015 also benefitted from the aforementioned decision by SMLP to discontinue allocating certain corporate overhead expense to the reportable segments in the first quarter of 2015.
Higher segment adjusted EBITDA in the first quarter of 2015 was negatively impacted by volume throughput declines and lower realized condensate sales due to a weak commodity price environment. Volume throughput for the Piceance Basin segment averaged 615 MMcf/d in the first quarter of 2015, down 7.5% from the first quarter of 2014 and down 3.6% from the fourth quarter of 2014.
The majority of the gathering agreements for the Piceance Basin segment include MVCs, which largely mitigate the financial impact associated with declining volumes. As a result, the lower volume throughput during the first quarter of 2015 translated primarily into larger MVC shortfall payments, thereby minimizing the impact on adjusted EBITDA. In addition, volume mix shifted from the first quarter of 2014 to the first quarter of 2015 translating into a higher average gathering rates per Mcf.
The following table presents average daily throughput by reportable segment:

	Three months ended March 31,
	2015	2014
Average daily throughput (MMcf/d):
Marcellus Shale	547	286
Williston Basin	18	12
Barnett Shale	403	348
Piceance Basin	615	665
Total average daily throughput	1,583	1,311

MVC Shortfall Payments
SMLP billed its customers $5.1 million of MVC shortfall payments in the first quarter of 2015 because those customers did not meet their MVCs. Certain of SMLP’s natural gas gathering agreements do not have credit

EX 99.1-3

banking mechanisms and as such, the MVC shortfall payments from these customers are accounted for as gathering revenue in the period that they are earned. For the first quarter of 2015, SMLP recognized $1.3 million of gathering revenue associated with MVC shortfall payments from certain customers on the Mountaineer, Grand River and DFW Midstream systems. Of the billings for MVC shortfall payments, $3.8 million was recorded as deferred revenue on SMLP’s balance sheet because these customers have the ability to use these MVC shortfall payments to offset gathering fees related to future throughput in excess of future period MVCs. MVC shortfall payment adjustments in the first quarter of 2015 totaled $8.6 million and included adjustments related to future anticipated shortfall payments from certain customers on the Grand River, Bison Midstream and DFW Midstream systems. The net impact of these mechanisms increased adjusted EBITDA by $13.6 million in the first quarter of 2015.

	Three months ended March 31, 2015
	MVC billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue:
Marcellus Shale	$—	$—	$—	$—
Williston Basin	—	20	(20)	—
Barnett Shale	—	—	—	—
Piceance Basin	3,773	—	3,773	3,773
Total net change in deferred revenue	$3,773	$20	$3,753	$3,773

MVC shortfall payment adjustments:
Marcellus Shale	$795	$795	$—	$795
Williston Basin	—	—	2,680	2,680
Barnett Shale	35	35	(223)	(188)
Piceance Basin	448	448	6,130	6,578
Total MVC shortfall payment adjustments	$1,278	$1,278	$8,587	$9,865

Total	$5,051	$1,298	$12,340	$13,638
Capital Expenditures
For the three months ended March 31, 2015, SMLP recorded total capital expenditures of $11.9 million, including approximately $2.5 million of maintenance capital expenditures. Development activities during the first quarter of 2015 were related primarily to the ongoing expansion of compression capacity on the Bison Midstream system and pipeline construction projects to connect new receipt points on the Grand River and Bison Midstream systems.
Capital & Liquidity
As of March 31, 2015, SMLP had total liquidity (cash plus undrawn borrowing capacity under its $700.0 million revolving credit facility) of $517.1 million. Based upon the terms of SMLP’s revolving credit facility and total outstanding debt of $796.0 million, total leverage (net debt divided by EBITDA) was approximately 3.9 to 1 as of March 31, 2015.
Revised 2015 Financial Guidance
SMLP is revising its 2015 adjusted EBITDA guidance from $195.0 million to $210.0 million to a new range of $210.0 million to $225.0 million. This revised financial guidance reflects the expected impact from the Acquisition, including the impact of retrospectively pooling the financial results of the Polar & Divide system for all periods prior to closing the acquisition in 2015. We expect that SMLP’s as-reported adjusted EBITDA for the first quarter of 2015 will increase by approximately $5.0 million as a result of pooling the historical first quarter of 2015 financial results from the Polar & Divide system.

EX 99.1-4

SMLP’s revised 2015 financial guidance excludes the effect of any additional acquisitions from Summit Investments or third parties.
Quarterly Distribution
On April 23, 2015, the board of directors of SMLP’s general partner declared a quarterly cash distribution of $0.565 per unit on all outstanding common and subordinated units, or $2.26 per unit on an annualized basis, for the quarter ended March 31, 2015. This distribution will be paid on May 15, 2015 to unitholders of record as of the close of business on May 8, 2015. This was SMLP’s tenth consecutive quarterly distribution increase and represents an increase of $0.065 per unit, or 13.0%, over the distribution paid for the first quarter of 2014 and an increase of $0.005 per unit, or 0.9%, over the distribution paid for the fourth quarter of 2014.
First Quarter 2015 Earnings Call Information
SMLP will host a conference call at 9:00 a.m. Eastern on Thursday, May 7, 2015, to discuss its quarterly operating and financial results. Interested parties may participate in the call by dialing 847-619-6547 or toll-free 888-895-5271 and entering the passcode 39563498. The conference call will also be webcast live and can be accessed through the Investors section of SMLP’s website at www.summitmidstream.com.
A replay of the conference call will be available until May 21, 2015 at 11:59 p.m. Eastern, and can be accessed by dialing 888-843-7419 and entering the replay passcode 39563498#. An archive of the conference call will also be available on SMLP’s website.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present EBITDA, adjusted EBITDA, distributable cash flow and adjusted distributable cash flow. We define EBITDA as net income, plus interest expense, income tax expense, and depreciation and amortization, less interest income and income tax benefit. We define adjusted EBITDA as EBITDA plus adjustments related to MVC shortfall payments, impairments and other noncash expenses or losses, less other noncash income or gains. We define distributable cash flow as adjusted EBITDA plus cash interest income, less cash interest paid, senior notes interest, cash taxes paid and maintenance capital expenditures. We define adjusted distributable cash flow as distributable cash flow plus or minus other unusual or non-recurring expenses or income. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.
Comparability Related to Drop Down Transactions
With respect to drop down transactions, SMLP’s historical results of operations may not be comparable to its future results of operations. For example, SMLP acquired Red Rock Gathering from a subsidiary of Summit Investments in March 2014. SMLP accounted for the Red Rock Drop Down on an "as-if pooled" basis because the transaction was executed by entities under common control. As such, SMLP’s consolidated financial statements reflect Summit Investments’ fair value purchase accounting and the results of operations of Red Rock Gathering since October 23, 2012 as if SMLP had owned and operated during the common control period.
About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in North America. SMLP currently provides natural gas gathering, treating and processing services pursuant to primarily long-term and fee-based natural gas gathering and processing agreements with customers and counterparties in four unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus Shale formation in northern West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas; and (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in western Colorado and eastern Utah. SMLP owns

EX 99.1-5

and operates more than 2,300 miles of pipeline and over 250,000 horsepower of compression. SMLP is headquartered in The Woodlands, Texas with regional corporate offices in Denver, Colorado and Atlanta, Georgia.
About Summit Midstream Partners, LLC
Summit Midstream Partners, LLC (“Summit Investments”) indirectly owns a 49.4% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments owns, operates and is developing various crude oil, natural gas, and water-related midstream energy infrastructure assets in the Bakken Shale in North Dakota, the DJ Niobrara Shale in Colorado, and the Utica Shale in Ohio. Summit Investments also owns a 40% interest in a joint venture that is developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in southeastern Ohio. Summit Investments is a privately held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2015 and as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

EX 99.1-6

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2015	2014
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$13,096	$26,428
Accounts receivable	44,069	83,612
Other current assets	2,371	3,289
Total current assets	59,536	113,329
Property, plant and equipment, net	1,234,229	1,235,652
Intangible assets, net	456,930	466,866
Goodwill	61,689	61,689
Other noncurrent assets	16,604	17,338
Total assets	$1,828,988	$1,894,874

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$10,466	$12,852
Due to affiliate	826	2,711
Deferred revenue	2,377	2,377
Ad valorem taxes payable	3,882	8,717
Accrued interest	7,733	18,858
Other current liabilities	7,917	11,939
Total current liabilities	33,201	57,454
Long-term debt	796,000	808,000
Unfavorable gas gathering contract, net	5,402	5,577
Deferred revenue	58,984	55,239
Other noncurrent liabilities	1,536	1,715
Total liabilities	895,123	927,985

Common limited partner capital	630,241	649,060
Subordinated limited partner capital	279,524	293,153
General partner interests	24,100	24,676
Total partners' capital	933,865	966,889
Total liabilities and partners' capital	$1,828,988	$1,894,874

EX 99.1-7

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2015	2014
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and other fees	$56,054	$50,072
Natural gas, NGLs and condensate sales and other	12,776	26,356
Amortization of favorable and unfavorable contracts	(251)	(226)
Total revenues	68,579	76,202

Costs and expenses:
Cost of natural gas and NGLs	6,695	15,281
Operation and maintenance	17,429	19,181
General and administrative	8,351	7,886
Transaction costs	—	537
Depreciation and amortization	22,143	19,642
Total costs and expenses	54,618	62,527
Other income	1	1
Interest expense	(12,118)	(7,144)
Income before income taxes	1,844	6,532
Income tax expense	(177)	(159)
Net income	$1,667	$6,373
Less: net income attributable to Summit Investments	—	2,828
Net income attributable to SMLP	1,667	3,545
Less: net income attributable to general partner, including IDRs	1,568	431
Net income attributable to limited partners	$99	$3,114

Earnings per limited partner unit:
Common unit – basic	$0.00	$0.08
Common unit – diluted	$0.00	$0.08
Subordinated unit – basic and diluted	$0.00	$0.02

Weighted-average limited partner units outstanding:
Common units – basic	34,439	29,912
Common units – diluted	34,585	30,068
Subordinated units – basic and diluted	24,410	24,410

EX 99.1-8

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three months ended March 31,
	2015		2014
	(Dollars in thousands)
Other financial data:
EBITDA (1)	$36,355		$33,543
Adjusted EBITDA (1)	$50,007		$46,619
Capital expenditures	$11,914		$40,100
Acquisitions of gathering systems (2)	$2,941		$305,000
Distributable cash flow (1)	$35,902		$33,733
Adjusted distributable cash flow	$36,005		$34,270
Distributions declared	$35,526		$30,384
Distribution coverage ratio (3)	1.01	x	*

Operating data:
Miles of pipeline (end of period)	2,347		2,294
Aggregate average throughput (MMcf/d)	1,583		1,311
__________
* Not considered meaningful
(1) Includes transaction costs. These unusual expenses are settled in cash.
(2) Reflects cash paid (including working capital adjustments) and value of units issued, if any, to fund acquisitions.
(3) Distribution coverage ratio calculation for the three months ended March 31, 2015 is based on distributions in respect of the first quarter of 2015. Represents the ratio of adjusted distributable cash flow to distributions declared.

EX 99.1-9

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended March 31,
	2015		2014
	(Dollars in thousands)
Reconciliations of Net Income to EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Distributable Cash Flow:
Net income	$1,667		$6,373
Add:
Interest expense	12,118		7,144
Income tax expense	177		159
Depreciation and amortization	22,143		19,642
Amortization of favorable and unfavorable contracts	251		226
Less:
Interest income	1		1
EBITDA	$36,355		$33,543
Add:
Adjustments related to MVC shortfall payments (1)	12,340		12,013
Unit-based compensation	1,312		1,063
Adjusted EBITDA	$50,007		$46,619
Add:
Cash interest received	1		1
Less:
Cash interest paid	22,812		14,308
Senior notes interest (2)	(11,171)		(6,500)
Maintenance capital expenditures	2,465		5,079
Distributable cash flow	$35,902		$33,733
Add:
Transaction costs	—		537
Regulatory compliance costs (3)	103		—
Adjusted distributable cash flow	$36,005		$34,270

Distributions declared	$35,526		$30,384

Distribution coverage ratio	1.01	x	*
__________
* Not considered meaningful
(1) Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of future expected annual MVC shortfall payments.
(2) Senior notes interest represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022. Interest on the $300.0 million 7.5% senior notes is paid in cash semi-annually in arrears on January 1 and July 1 until maturity in July 2021.
(3) We incurred expenses associated with our adoption of the 2013 Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO 2013"). These first-year COSO 2013 expenses are not expected to be incurred subsequent to completion of the 2014 integrated audit.

EX 99.1-10

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SEGMENT ADJUSTED EBITDA TO ADJUSTED EBITDA

	Three months ended March 31,
	2015	2014
	(In thousands)
Reportable segment adjusted EBITDA:
Marcellus Shale	$6,535	$3,883
Williston Basin	5,333	4,676
Barnett Shale	16,760	15,034
Piceance Basin	27,236	25,581
Total reportable segment adjusted EBITDA	55,864	49,174
Allocated corporate expenses	(5,857)	(2,555)
Adjusted EBITDA	$50,007	$46,619

Contact: Marc Stratton, Senior Vice President and Treasurer, 832-608-6166, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

EX 99.1-11